Exhibit 99.1

SolarWinds Announces Fourth Quarter and Full Year 2013 Results
AUSTIN, Texas - February 5, 2014 - SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its fourth quarter and full year ended December 31, 2013.

•	Total revenue for the fourth quarter of $97.1 million, representing 32.0% year-over-year growth.

•	Combined maintenance and subscription revenue for the fourth quarter of $57.6 million, representing 42.2% year-over-year growth in recurring revenue.

•	License revenue for the fourth quarter of $39.5 million, representing 19.6% year-over-year growth.

•	GAAP diluted earnings per share of $0.29 and non-GAAP diluted earnings per share of $0.41 for the fourth quarter.

•	GAAP operating income of $30.4 million, or a GAAP operating margin of 31.3%, and non-GAAP operating income of $43.6 million, or a non-GAAP operating margin of 44.9% for the fourth quarter.

Financial Results
SolarWinds reported total revenue for the fourth quarter of 2013 of $97.1 million, a 32.0% increase over total revenue for the fourth quarter of 2012. Total recurring revenue, comprised of subscription revenue of $3.9 million and record maintenance revenue of $53.7 million, reached $57.6 million, increasing by 42.2% over the fourth quarter of 2012 and now represents over 59.3% of total revenue. License revenue increased to a record $39.5 million for the fourth quarter of 2013.
On a GAAP basis, diluted earnings per share were $0.29 for the fourth quarter of 2013, in line with $0.29 for the fourth quarter of 2012. Non-GAAP diluted earnings per share were $0.41 for the fourth quarter of 2013 compared to $0.36 for the fourth quarter of 2012.
Net cash provided by operating activities was $49.7 million for the fourth quarter of 2013 compared to $47.2 million for the fourth quarter of 2012, representing a year-over-year increase of 5.3%. Free cash flow was $49.2 million for the fourth quarter of 2013 compared to $48.0 million for the fourth quarter of 2012.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its annual report on Form 10-K for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“I am pleased to report that we delivered a strong performance in the fourth quarter. After a challenging start to the year, we implemented a number of improvements in our business focused on the ways in which we generate and respond to demand within our marketing and sales organizations. We believe those improvements, along with the continued efforts of the entire SolarWinds team, translated into a solid level of license and recurring revenue outperformance relative to our outlook for the fourth quarter," said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.

“Although we have a number of initiatives we are working on in order to enhance our execution, we believe the investments that we made in sales and marketing have already started to pay dividends. We feel positive about the momentum we have created in our business exiting 2013 and we are focused on driving strong growth in new business, both license and subscription, in 2014,” added Thompson.

Recent SolarWinds business highlights include:

•
SolarWinds announced a strategic partnership with AppNeta, a leading provider of cloud-based application performance management solutions. The partnership will enable the two companies to explore opportunities to meaningfully connect IT infrastructure to application delivery to drive an improvement in the overall performance and value of mission-critical business applications.

•
SolarWinds continues to receive honors from the IT community for its portfolio of IT management products. Fourth quarter accolades included the 2013 Windows IT Pro Community Choice Awards which recognized SolarWinds Network Performance Monitor (NPM), Server & Application Monitor (SAM), Database Performance Analyzer (formerly Confio Ignite®), Patch Manager, Virtualization Manager, and Mobile Admin® with top honors. Awards from TechGenix, Government Security News, and SC Magazine also recognized NPM, SAM, Network Topology Mapper (NTM), Log & Event Manager (LEM), and Network Configuration Manager (NCM).

•
SolarWinds maintained its track record of delivering a wealth of new features and functionality to customers via several product updates. Fourth quarter updates included increased flow processing speed and granularity into network utilization for SolarWinds NetFlow Traffic Analyzer (NTA). SolarWinds also made key enhancements to its security management product portfolio including SolarWinds Log & Event Manager (LEM), Firewall Security Manager (FSM), and Patch Manager. LEM now offers improved automation features to help ensure security and compliance monitoring practices are met on an ongoing basis. Patch Manager now ships with improved setup wizards speeding time to value while FSM is now integrated with SolarWinds’ centralized management console providing a single pane of glass between firewall change and configuration management and SolarWinds products for managing networks, systems, and security.

“We are excited about our accomplishments in the fourth quarter and are encouraged by the trajectory of our business.  We believe our fourth quarter results reflect an acceleration in our business, but also show a significant increase in investment in an effort to capitalize on the opportunity we see before us,” said Jason Ream, SolarWinds’ Executive Vice President and Chief Financial Officer.  “For 2014, we plan to continue to pursue that opportunity through a number of initiatives intended to improve our rate of new business growth while maintaining a go-to-market approach that is consistent with SolarWinds’ efficient business model,” added Ream.

Financial Outlook
As of February 5, 2014, SolarWinds is providing its financial outlook for its first quarter and full year of 2014. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the first quarter of 2014 and for the full year 2014. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not costs that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.
Financial Outlook for the First Quarter of 2014
SolarWinds' management currently expects to achieve the following results for the first quarter of 2014:

•	Total revenue in the range of $92.0 to $94.0 million, or 26% to 29% growth over the first quarter of 2013.

•	Non-GAAP operating income representing 40% to 41% of revenue.

•	Non-GAAP diluted earnings per share of $0.34 to $0.36.

•	Weighted average outstanding diluted shares of approximately 76.5 million.
Financial Outlook for Full Year 2014
SolarWinds' management is increasing its outlook, previously announced on November 7, 2013, and currently expects to achieve the following results for the full year 2014:

•
Total 2014 revenue in the range of $408.0 to $420.0 million, or 22% to 25% year-over-year growth, an increase from the mid-point of the previously announced outlook which was $395.5 to $411.9 million, or 20% to 25% year-over-year growth.

•	Non-GAAP operating income for the full year representing 40% to 41% of revenue.

•	Non-GAAP diluted earnings per share of $1.55 to $1.65.

•	Weighted average outstanding diluted shares of approximately 77.5 million.

Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 888-684-1278 and internationally at +1-913-312-9335. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.
Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding SolarWinds' financial outlook for the first quarter and full year 2014, the trajectory of our business, areas of investment and focus, our market opportunity and our plan to continue to pursue that opportunity through a number of initiatives intended to improve our rate of growth while maintaining a go-to-market approach that is consistent with SolarWinds’ efficient business model. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “will,” “expect,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (c) the inability to expand our sales operations effectively; (d) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (e) the inability to increase sales to existing customers and to attract new customers; (f) SolarWinds' ability to successfully identify, complete, and integrate acquisitions; (g) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (h) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2013 that SolarWinds anticipates filing on or before March 3, 2014. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.

As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.
About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, thwack, Mobile Admin and Confio Ignite are registered trademarks of SolarWinds or its affiliates. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
Copyright © 2014 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$165,973	$179,702
Short-term investments	19,327	49,276
Accounts receivable, net of allowances of $473 and $271 as of December 31, 2013 and 2012, respectively	45,694	32,506
Income tax receivable	1,535	142
Deferred taxes	5,410	1,712
Prepaid and other current assets	4,846	3,322
Total current assets	242,785	266,660
Property and equipment, net	9,213	8,342
Long-term investments	11,012	12,823
Deferred taxes	478	338
Goodwill	317,054	158,601
Intangible assets and other, net	126,926	70,631
Total assets	$707,468	$517,395
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,187	$4,050
Accrued liabilities and other	17,716	14,347
Income taxes payable	563	4,037
Current portion of deferred revenue	128,328	97,672
Current debt obligations	40,000	—
Total current liabilities	193,794	120,106
Long-term liabilities:
Deferred revenue, net of current portion	6,863	5,084
Non-current deferred taxes	5,273	483
Other long-term liabilities	16,816	8,908
Total liabilities	222,746	134,581
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 75,009,620 and 74,633,412 shares issued and outstanding as of December 31, 2013 and 2012, respectively	75	75
Additional paid-in capital	236,481	229,277
Accumulated other comprehensive income (loss)	2,953	(1,145)
Accumulated earnings	245,213	154,607
Total stockholders’ equity	484,722	382,814
Total liabilities and stockholders’ equity	$707,468	$517,395

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenue:
License	$39,539	$33,065	$135,839	$123,984
Maintenance and other	53,650	40,465	191,491	144,980
Subscription	3,904	—	8,055	—
Total revenue	97,093	73,530	335,385	268,964
Cost of license revenue	3,370	2,383	11,633	8,203
Cost of maintenance and other revenue	3,034	2,883	11,612	10,197
Cost of subscription revenue	1,498	—	3,544	—
Gross profit	89,191	68,264	308,596	250,564
Operating expenses:
Sales and marketing	32,751	19,757	99,289	73,046
Research and development	11,892	7,955	37,514	28,769
General and administrative	14,161	9,472	49,044	35,649
Accrued earnout gain	—	(500)	(125)	(570)
Total operating expenses	58,804	36,684	185,722	136,894
Operating income	30,387	31,580	122,874	113,670
Other income (expense):
Interest income	72	123	396	430
Interest expense	(215)	—	(215)	—
Other income (expense), net	72	378	(425)	419
Total other income (expense)	(71)	501	(244)	849
Income before income taxes	30,316	32,081	122,630	114,519
Income tax expense	8,329	9,782	32,024	33,176
Net income	$21,987	$22,299	$90,606	$81,343
Net income per share:
Basic earnings per share	$0.29	$0.30	$1.21	$1.10
Diluted earnings per share	$0.29	$0.29	$1.18	$1.07
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	75,119	74,550	75,182	74,166
Shares used in computation of diluted earnings per share	76,048	76,467	76,475	76,035

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
GAAP cost of revenue	$7,902	$5,266	$26,789	$18,400
Amortization of intangible assets (1)	(3,390)	(2,149)	(11,158)	(7,300)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(183)	(85)	(685)	(334)
Restructuring charges (4)	(19)	—	(46)	—
Non-GAAP cost of revenue	$4,310	$3,032	$14,900	$10,766

GAAP gross profit	$89,191	$68,264	$308,596	$250,564
Amortization of intangible assets (1)	3,390	2,149	11,158	7,300
Stock-based compensation expense and related employer-paid payroll taxes (2)	183	85	685	334
Restructuring charges (4)	19	—	46	—
Non-GAAP gross profit	$92,783	$70,498	$320,485	$258,198

GAAP sales and marketing expense	$32,751	$19,757	$99,289	$73,046
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,084)	(1,235)	(8,469)	(4,958)
Restructuring charges (4)	(5)	—	(228)	—
Non-GAAP sales and marketing expense	$30,662	$18,522	$90,592	$68,088

GAAP research and development expense	$11,892	$7,955	$37,514	$28,769
Stock-based compensation expense and related employer-paid payroll taxes (2)	(970)	(795)	(4,377)	(3,090)
Restructuring charges (4)	(24)	—	(123)	—
Non-GAAP research and development expense	$10,898	$7,160	$33,014	$25,679

GAAP general and administrative expense	$14,161	$9,472	$49,044	$35,649
Amortization of intangible assets (1)	(3,207)	(2,079)	(9,527)	(7,594)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,335)	(1,873)	(9,919)	(7,437)
Acquisition related adjustments (3)	(102)	(114)	(1,233)	(1,015)
Restructuring charges (4)	(878)	—	(1,839)	—
Non-GAAP general and administrative expense	$7,639	$5,406	$26,526	$19,603

GAAP accrued earnout (gain) loss	$—	$(500)	$(125)	$(570)
Acquisition related adjustments (3)	—	500	125	570
Non-GAAP accrued earnout (gain) loss	$—	$—	$—	$—

GAAP operating expenses	$58,804	$36,684	$185,722	$136,894
Amortization of intangible assets (1)	(3,207)	(2,079)	(9,527)	(7,594)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(5,389)	(3,903)	(22,765)	(15,485)
Acquisition related adjustments (3)	(102)	386	(1,108)	(445)
Restructuring charges (4)	(907)	—	(2,190)	—
Non-GAAP operating expenses	$49,199	$31,088	$150,132	$113,370

GAAP operating income	$30,387	$31,580	$122,874	$113,670
Amortization of intangible assets (1)	6,597	4,228	20,685	14,894
Stock-based compensation expense and related employer-paid payroll taxes (2)	5,572	3,988	23,450	15,819
Acquisition related adjustments (3)	102	(386)	1,108	445
Restructuring charges (4)	926	—	2,236	—
Non-GAAP operating income	$43,584	$39,410	$170,353	$144,828

GAAP other income (expense)	$(71)	$501	$(244)	$849
Acquisition related adjustments (3)	—	21	4	74
Non-GAAP other income (expense)	$(71)	$522	$(240)	$923

GAAP income tax expense	$8,329	$9,782	$32,024	$33,176
Income tax effect on non-GAAP exclusions (5)	3,768	2,430	13,076	8,886
Non-GAAP income tax expense	$12,097	$12,212	$45,100	$42,062

GAAP net income	$21,987	$22,299	$90,606	$81,343
Amortization of intangible assets (1)	6,597	4,228	20,685	14,894
Stock-based compensation expense and related employer-paid payroll taxes (2)	5,572	3,988	23,450	15,819
Acquisition related adjustments (3)	102	(365)	1,112	519
Restructuring charges (4)	926	—	2,236	—
Tax benefits associated with above adjustments (5)	(3,768)	(2,430)	(13,076)	(8,886)
Non-GAAP net income	$31,416	$27,720	$125,013	$103,689

Non-GAAP diluted earnings per share (6)	$0.41	$0.36	$1.63	$1.36
Weighted-average shares used in computing diluted earnings per share	76,048	76,467	76,475	76,035

Percentage of Revenue:

GAAP gross profit	91.9%	92.8%	92.0%	93.2%
Non-GAAP adjustments (1)(2)(4)	3.7	3.0	3.5	2.8
Non-GAAP gross profit	95.6%	95.9%	95.6%	96.0%

GAAP operating margin	31.3%	42.9%	36.6%	42.3%
Non-GAAP adjustments (1)(2)(3)(4)	13.6	10.6	14.2	11.6
Non-GAAP operating margin	44.9%	53.6%	50.8%	53.8%

GAAP net income	22.6%	30.3%	27.0%	30.2%
Non-GAAP adjustments (1)(2)(3)(4)(5)	9.7	7.4	10.3	8.3
Non-GAAP net income	32.4%	37.7%	37.3%	38.6%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Restructuring Charges. We provide non-GAAP information that excludes restructuring charges such as severance, relocation and benefits and the estimated costs of exiting and terminating facility lease commitments, including accelerated depreciation on leasehold improvements and fixed assets, as they relate to our corporate restructuring and exit activities. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(6)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities
(In thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$49,717	$47,198	$163,320	$143,447
Excess tax benefit from stock-based compensation	1,311	1,565	9,057	10,486
Purchases of property and equipment	(1,790)	(804)	(4,753)	(3,885)
Free cash flow (1)	$49,238	$47,959	$167,624	$150,048
Free cash flow margin (1)	50.7%	65.2%	50.0%	55.8%

(1)
Free Cash Flow. We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations. Free cash flow margin is defined as free cash flow divided by total revenue.

SolarWinds, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities
Net income	$21,987	$22,299	$90,606	$81,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,035	5,193	25,762	18,359
Provision for doubtful accounts	195	120	456	258
Stock-based compensation expense	5,506	3,896	22,649	15,264
Accrued earnout gain	—	(500)	(125)	(570)
Deferred taxes	1,080	96	(3,313)	(989)
Excess tax benefit from stock-based compensation	(1,311)	(1,565)	(9,057)	(10,486)
Discount (premium) on investments	11	(427)	(596)	(1,605)
Other non-cash expenses	234	454	1,181	1,432
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	3,383	6,649	(6,323)	(5,695)
Income taxes receivable	(158)	(50)	(25)	(28)
Prepaid and other assets	149	(19)	(87)	(1,220)
Accounts payable	507	191	1,475	1,807
Accrued liabilities and other	3,181	2,084	(415)	4,473
Income taxes payable	(235)	5,463	11,754	18,565
Deferred revenue and other liabilities	7,153	3,314	29,378	22,539
Net cash provided by operating activities	49,717	47,198	163,320	143,447
Cash flows from investing activities
Purchases of investments	—	(17,862)	(17,288)	(65,929)
Maturities of investments	9,489	7,180	48,163	33,930
Purchases of property and equipment	(1,790)	(804)	(4,753)	(3,885)
Purchases of intangible assets and other long-term investments	(112)	(135)	(8,361)	(1,203)
Acquisition of businesses, net of cash acquired	(102,596)	(17,708)	(223,464)	(66,031)
Other investing activities	—	—	579	—
Net cash used in investing activities	(95,009)	(29,329)	(205,124)	(103,118)
Cash flows from financing activities
Repurchase of common stock	(18,929)	—	(37,280)	(1,472)
Exercise of stock options	4,986	1,960	13,110	10,622
Excess tax benefit from stock-based compensation	1,311	1,565	9,057	10,486
Earnout payments for acquisitions	—	—	—	(4,154)
Proceeds from credit agreement	40,000	—	40,000	—
Payments for debt issuance costs	(642)	—	(642)	—
Net cash provided by financing activities	26,726	3,525	24,245	15,482
Effect of exchange rate changes on cash and cash equivalents	1,708	1,248	3,830	1,184
Net increase (decrease) in cash and cash equivalents	(16,858)	22,642	(13,729)	56,995
Cash and cash equivalents
Beginning of period	182,831	157,060	179,702	122,707
End of period	$165,973	$179,702	$165,973	$179,702

Supplemental disclosure of cash flow information
Cash paid for interest	$139	$—	$139	$—
Cash paid for income taxes	$7,525	$4,163	$23,262	$15,285
Leasehold improvement allowance received under operating lease	$536	$—	$536	$—
Non-cash financing transactions
Accrued earnout	$—	$—	$—	$1,547